Exhibit 1

Media Relations	Investor Relations	Analyst Relations
Jorge Pérez	Eduardo Rendón	Luis Garza
+52(81) 8888-4334	+52(81) 8888-4256	+52(81) 8888-4136
mr@cemex.com	ir@cemex.com	ir@cemex.com

CEMEX ANNOUNCES AGREEMENTS TO EXCHANGE APPROXIMATELY U.S.$626 MILLION OF ITS 3.25% CONVERTIBLE SUBORDINATED NOTES DUE 2016 FOR NEWLY ISSUED 3.72% CONVERTIBLE SUBORDINATED NOTES DUE 2020 AND ADSs

MONTERREY, MEXICO, MAY 21, 2015 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX), announced today that it had entered into a series of private exchange agreements with certain institutional investors providing for such investors to exchange approximately U.S.$626 million aggregate principal amount of 3.25% Convertible Subordinated Notes due 2016 (CUSIP: 151290AZ6, P2253THV4 and 151290BB8; ISIN: US151290AZ66, USP2253THV46 and US151290BB89) issued by CEMEX (the “Existing Notes”) and held by such investors for (i) U.S.$321 million aggregate principal amount of new 3.72% Convertible Subordinated Notes due 2020 (the “Exchange Notes”) to be issued by CEMEX and (ii) an estimated 42 million American Depositary Shares of CEMEX (the “ADSs”). These exchange transactions do not include the payment by CEMEX of any cash.

Following the closing of these exchange transactions, U.S.$352 million aggregate principal amount of the Existing Notes will remain outstanding. The Existing Notes are not callable (other than for tax reasons) prior to maturity in March 2016.

The terms of the Exchange Notes will be substantially similar to those of CEMEX’s existing Convertible Subordinated Notes due 2020 issued on March 13, 2015, including the maturity date, interest rate, interest payment dates, initial conversion price and initial conversion rate. The Exchange Notes will be convertible into ADSs based on an initial conversion rate of 84.0044 ADSs per U.S.$1,000 principal amount of Exchange Notes, which is equivalent to an initial conversion price of approximately U.S.$11.9041 per ADS. The conversion rate and the conversion price will be subject to adjustment in certain events, such as distributions of dividends or stock splits, in accordance with the terms of the Exchange Notes. The Exchange Notes are expected to bear CUSIP number 151290BT9 and ISIN US151290BT97.

The closing of each of these exchange transactions is subject to customary closing conditions. The Exchange Notes are expected to be issued on or around May 28, 2015 and the final settlement date for the exchange transactions is expected to be on or around June 8, 2015.

The Exchange Notes and the ADSs are being issued under private exchange agreements and such issuance is exempt from registration pursuant to Section 3(a)(9) under the U.S. Securities Act of 1933, as amended. This press release is neither an offer to purchase or exchange nor a solicitation of an offer to sell or buy any securities of CEMEX.

THE EXCHANGE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR CNBV), AND MAY NOT BE OFFERED OR SOLD PUBLICLY, OR OTHERWISE BE THE SUBJECT OF BROKERAGE ACTIVITIES, IN MEXICO, EXCEPT THAT THE EXCHANGE NOTES MAY BE OFFERED IN MEXICO PURSUANT TO THE PRIVATE PLACEMENT EXEMPTION SET FORTH UNDER ARTICLE 8 OF THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES), TO MEXICAN INSTITUTIONAL AND QUALIFIED INVESTORS. UPON THE ISSUANCE OF THE EXCHANGE NOTES, WE WILL NOTIFY THE CNBV OF THE ISSUANCE OF THE EXCHANGE NOTES INCLUDING THE PRINCIPAL CHARACTERISTICS OF THE EXCHANGE NOTES AND THE OFFERING OF THE EXCHANGE NOTES OUTSIDE MEXICO. SUCH NOTICE WILL BE DELIVERED TO THE CNBV TO COMPLY WITH A LEGAL REQUIREMENT AND FOR INFORMATION PURPOSES ONLY, AND THE DELIVERY TO AND THE RECEIPT BY THE CNBV OF SUCH NOTICE DOES NOT CONSTITUTE OR IMPLY ANY CERTIFICATION AS TO THE INVESTMENT QUALITY OF THE EXCHANGE NOTES OR OF OUR SOLVENCY, LIQUIDITY OR CREDIT QUALITY OR THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH HEREIN. THE INFORMATION CONTAINED HEREIN IS THE EXCLUSIVE RESPONSIBILITY OF CEMEX AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV.

This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. No assurance can be given that the transactions described herein will be consummated or as to the ultimate terms of any such transaction. CEMEX assumes no obligation to update or correct the information contained in this press release.